Exhibit 10.31

US$80,000,000	June 4, 2015
New York, New York

AMENDED AND RESTATED SECURED

EXCHANGEABLE PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, DRYSHIPS INC., a company organized under the laws of the Marshall Islands (the “Borrower”), hereby unconditionally promises to pay to the order of Alley Finance Co., a company organized under the laws of the Marshall Islands and a wholly owned subsidiary of Ocean Rig UDW Inc., or its permitted assigns (the “Noteholder”, and together with the Borrower, the “Parties”), the principal amount of EIGHTY MILLION UNITED STATES DOLLARS (US$80,000,000) (the “Loan”) or the principal amount then outstanding, together with all accrued interest thereon and all other amounts owing hereunder, as provided in this Amended and Restated Secured Exchangeable Promissory Note (this “Note”).

WHEREAS, the Noteholder funded to the Borrower the Advance in the amount of $120,000,000 pursuant to that certain Exchangeable Promissory Note, dated as of November 18, 2014, made by the Borrower in favor of the Noteholder (the “Original Note”);

WHEREAS, the Borrower wishes to repay $40,000,000 of the Advance by transferring to the Noteholder, in lieu of payment in cash, all of the Borrower’s right, title and interest in and to 4,444,444 Ocean Rig Shares (the “June 2015 Exchange Shares”);

WHEREAS, as a condition to the foregoing, the Noteholder requires that, among other things, the Borrower grant the Noteholder a first priority security interest in 20,555,556 Ocean Rig Shares (the “Pledge,” and such shares, the “Pledged Shares”);

WHEREAS, the Noteholder is willing to accept such repayment with the June 2015 Exchange Shares subject to the satisfaction of certain conditions referred to in Section 2.3 hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of being hereby acknowledged, the parties agree to amend and restate the terms of the Original Note as set forth herein:

1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“ABN AMRO Facility” means the term loan facility provided to the Borrower pursuant to the ABN AMRO Facility Agreement.

“ABN AMRO Facility Agreement” means the facility agreement, dated as of November 14, 2014, as amended and supplemented by a Supplemental Letter dated November 19, 2014, and as further amended by a Supplemental Agreement dated May 28, 2015, in each case among the Borrower, ABN AMRO Bank N.V., in its various capacities, and the other parties thereto.

“ABN AMRO Obligations” shall have the meaning given to the term “Secured Liabilities” in the ABN AMRO Facility Agreement.

“ABN AMRO Rate” means the interest rate per annum that is in effect under the ABN AMRO Facility for the relevant period (or if the ABN AMRO Facility has been repaid in full, the interest rate per annum that would have been in effect had amounts remained outstanding under the ABN AMRO Facility). When determining the ABN AMRO Rate for periods after the ABN AMRO Facility has been repaid in full, the following assumptions shall apply: (i) an Interest Period (as defined in the ABN AMRO Facility Agreement) of three (3) months shall have been selected; and (ii) at all times after the Initial Maturity Date (as defined in the ABN AMRO Facility Agreement), the “Margin” under the ABN AMRO Facility Agreement shall be equal to the greater of (a) 8.75% and (b) the highest “Margin” that was actually agreed pursuant to Section 8.5 of the ABN AMRO Facility Agreement while the ABN AMRO Facility was outstanding.

“Advance” means the disbursement of the Loan made by the Noteholder to the Borrower pursuant to Section 2.2.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Amendment and Restatement Effective Date” means the date that all of the conditions precedent set forth in Section 2.3 hereof are satisfied.

“Applicable Rate” means (i) for the period from the Closing Date to but excluding the Amendment and Restatement Effective Date, the Prior Applicable Rate, and (ii) on and after the Amendment and Restatement Effective Date, the Current Applicable Rate.

“Anti-Terrorism Law” means any Law related to money laundering or financing terrorism, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”), the Currency and Foreign Transactions Reporting Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Blocked Person” means any Person that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Law.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York, London, England and Athens, Greece are not required to be open.

“Change of Control” means any transaction or series of transactions resulting, directly or indirectly, in (a) the sale of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any Person or group; (b) a sale resulting in more than 50 percent of the Equity Interests of the Borrower being held by any Person or group; or (c) a merger, consolidation, recapitalization or reorganization of the Borrower with or into any Person.

“Closing Date” means November 18, 2014.

“Commitment Period” means the period from the Closing Date to and including December 1, 2014.

“Control”, including the terms “controlled by” and “under common control with”, when used with respect to any specified Person, means the possession, directly or indirectly, of (a) more than 50% of the securities or other ownership interests in such Person or the voting power of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Current Applicable Rate” means 8.00%.

“Debt” of the Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the Borrower; and (h) indebtedness set out in clauses (a) through (g) of any Person other than Borrower secured by any lien on any asset of the Borrower, whether or not such indebtedness has been assumed by the Borrower.

“Default” means any of the events specified in Section 10 that constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 10 would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any time, the Applicable Rate plus 3%.

“Event of Default” has the meaning set forth in Section 10.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange right, voting right or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Exchange Price” means US$11.50 per Ocean Rig Share, as such price may be adjusted pursuant to Section 12.3.

“Existing Debt” means the Borrower’s convertible bond in the initial principal amount of $700,000,000, issued under an indenture dated 17 November 2009 (as amended from time to time) and maturing on 1 December 2014.

“Funding Date” means the date that the Advance was funded by the Noteholder.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any Federal, state, local, foreign, political subdivision, court, administrative agency, commission or department or other governmental authority, regulatory body or instrumentality.

“Interest Payment Date” means the last Business Day in each March, June, September and December of each year, with the first Interest Payment Date being the last Business Day in December 2014.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“LIBOR” means, for any day, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of that rate) for dollars deposits having a maturity of three (3) months displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service that publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Noteholder may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Loan” has the meaning set forth in the introductory paragraph.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, operations or condition (financial or otherwise) of the Borrower or its Subsidiaries taken as a whole; (b) the validity or enforceability of the Note; (c) the material rights or remedies of the Noteholder hereunder; or (d) the Borrower’s ability to perform any of its material obligations hereunder.

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date, and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Ocean Rig” means Ocean Rig UDW Inc. a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands.

“Ocean Rig Shares” means (i) the duly authorized and issued common stock of Ocean Rig with a par value of $0.01 per share, and (ii) any capital shares into which such common shares shall have been changed or any share capital resulting from a reclassification of such common shares.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Prior Applicable Rate” means:

(i)	For the period from the Closing Date to and including the date that is one year after the Closing Date, a rate per annum equal to (a) the ABN AMRO Rate plus (b) 3.00%;

(ii)	After the date that is one year after the Closing Date, the greater of:

1)	the ABN AMRO Rate plus 3.00%, and

2)	LIBOR plus 11.75%.

“Proceedings” means actions, suits, claims, investigations or legal or administrative or arbitration proceedings

“Scheduled Maturity Date” means the earlier of (i) the date falling 18 months after the Funding Date and (ii) June 1, 2016.

“Subsidiary” means, with respect to any Person, any other Person of which the outstanding equity securities or other ownership interests having the power to elect the majority of the board of directors or comparable managing body of such Person are owned, directly or indirectly, by the first Person.

“Threshold Amount” means $25,000,000.

“USA PATRIOT Act” has the meaning set forth in the definition of Anti-Terrorism Law.

2. Prior Advance; June 2015 Exchange.

2.1 Prior Advance. The Parties acknowledge that the Advance was funded by the Noteholder to the Borrower on November 19, 2014 in the original principal amount of $120,000,000.

2.2 June 2015 Exchange. The Parties acknowledge and agree that, subject to the terms hereof, upon the transfer of ownership of the June 2015 Exchange Shares to the Noteholder in accordance with the terms hereof (including Section 12.4) and the satisfaction of the conditions precedent set forth in Section 2.3 hereof, $40,000,000 of the Advance shall be deemed to have been repaid. For the avoidance of doubt, the economic terms of the exchange set forth in this Section 2.2 have been determined independently of the terms of any exchange or payment in kind that may be effected pursuant to Sections 6.5 or 12.2 hereof, and accordingly the terms of the exchange set forth in this Section 2.2 shall not be subject to adjustment (including any interest rate clawback adjustment) by the terms of Sections 6.5 or 12.2 hereof.

2.3 Conditions to Effectiveness of the Amended and Restated Note. The effectiveness of this Note is subject to satisfaction of the following conditions precedent:

(a)	The Borrower shall have duly executed and delivered this Note to the Noteholder;

(b)	The Noteholder shall have received from the Borrower a copy of the officer’s certificate attaching and/or certifying (i) the organizational documents of the Borrower, (ii) the resolutions or other authority documents of the Borrower required in connection with this Note, (iii) as to the incumbency of the members of board of directors of the Borrower, the signatory of the Borrower executing this Note, and the signatory of the Borrower that will execute the Pledge;

(c)	The Noteholder shall have received a good standing certificate in respect of the Borrower issued by the appropriate governmental authority in its jurisdiction of organization;

(d)

The Noteholder shall have received a copy of a certificate from the chief executive officer or any other senior executive officer of the Borrower certifying that the execution, delivery and performance by the Borrower of this Note and compliance by the Borrower and its Subsidiaries with the terms and conditions herein and the consummation of the transactions contemplated hereby do not and will not (i) infringe or conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the documents constituting the Borrower or any of its Subsidiaries; (ii) infringe or conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Borrower or any of its Subsidiaries pursuant to any loan agreement, facility agreement, indenture, trust deed, mortgage or other agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its properties is bound; or (iii) infringe any existing applicable law, rule or regulation or any judgment, decree or order of any applicable government, governmental body or court having jurisdiction over the Borrower or any of its subsidiaries or any of their respective properties;

(e)	The Noteholder shall have received legal opinions addressed to the Noteholder from New York and Marshall Islands counsel to the Borrower in form and substance acceptable to the Noteholder;

(f)	The Noteholder shall have received a fairness opinion in form and substance acceptable to the Noteholder;

(g)	No Default or Event of Default shall have occurred and be continuing or would be caused by the funding of the Advance;

(h)	There has been no Material Adverse Effect;

(i)	The June 2015 Exchange Shares shall have been transferred to the Noteholder pursuant to such steps and documentation as the Noteholder may reasonably require, and such transfer shall be consistent with Section 12.4 hereof;

(j)	The Borrower shall have executed and delivered to the Noteholder a pledge and security agreement effecting the Pledge of the Pledged Shares in form and substance reasonably acceptable to the Noteholder;

(k)	The Borrower and the custodian holding the Pledged Shares shall have executed and delivered to the Noteholder an account control agreement in form and substance reasonably acceptable to the Noteholder providing the Noteholder with “control” of the Pledged Shares for purposes of Article 8 of the New York Uniform Commercial Code, and the Borrower shall have taken such other steps as the Noteholder may reasonably require to provide the Noteholder with a first priority security interest in the Pledged Shares;

(1)	The Noteholder shall have received UCC and other lien searches acceptable to the Noteholder indicating that there are no liens encumbering the Pledged Shares;

(m)	The Noteholder shall have received release documentation satisfactory to the Noteholder from ABN AMRO Bank N.V. evidencing the release of its lien on the Pledged Shares;

(n)	A UCC-1 financing statement shall have been filed with the Washington DC Recorder of Deeds perfecting the Noteholder’s security interest in the Pledged Shares;

(o)	The Borrower shall have satisfied such other conditions in connection herewith as the Noteholder may reasonably require; and

(p)	The conditions set forth in this Section 2.3 shall have been satisfied by June 12, 2015.

2.4 Ranking; Subordination. The Loan will be the Borrower’s senior obligation, which obligation will be secured by the Pledge. Notwithstanding the foregoing, subject to the following sentence, the payment and performance by the Borrower of its obligations in connection with this Loan shall be subordinated to the ABN AMRO Obligations until the repayment in full of the ABN AMRO Obligations and shall be subject to certain restrictions on prepayment as set forth in the ABN AMRO Facility Agreement; provided that the Borrower shall be permitted to make regularly scheduled payments of principal, interest and fees hereunder pursuant to Section 3.1, Section 4.1 and Article 5 (including the repayment of all amounts due on the Maturity Date) so long as no Default (as defined in the ABN AMRO Facility Agreement) shall have occurred and be continuing. Notwithstanding the foregoing sentence, the Noteholder’s security interest in the Pledged Shares shall not be subordinated to the ABN AMRO Obligations and the Noteholder may, in accordance with the terms of the agreements evidencing the Pledge, at any time after the occurrence of an Event of Default (i) exercise remedies against the Pledged Shares and related collateral and (ii) apply the proceeds of the Pledge to satisfy the Borrower’s obligations in connection with this Note.

3. Final Payment Date; Optional Prepayments.

3.1 Final Payment Date. Subject to Section 2.4, the aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, fees, and all other amounts payable under this Note, shall be due and payable on the Maturity Date.

3.2 Optional Prepayment. Subject to Section 2.4, the Borrower may prepay, without fees or penalties, the Loan in whole or in part at any time or from time to time by paying the principal amount to be prepaid (which shall be in a minimum amount of $1,000,000 or a multiple of that amount) together with accrued interest thereon to the date of prepayment in accordance with the terms hereof.

4. Fees.

4.1 Arrangement Fee. The Parties acknowledge that the Borrower paid to the Noteholder a fee in the amount of $3,000,000 on the Closing Date.

5. Interest.

5.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan shall bear interest each day at the Applicable Rate for such day from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

5.2 Interest Payment Dates. Interest shall be payable quarterly in arrears to the Noteholder on each Interest Payment Date.

5.3 Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such overdue amount is paid in full.

5.4 Computation of Interest and Fees. All computations of interest and fees shall be made on the basis of a year of 365 days and the actual number of days elapsed. Interest on the Loan shall begin to accrue on the day on which the Advance is made, and shall not accrue on the Loan for the day on which it is paid.

5.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law and that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal or, if the ABN AMRO Facility is outstanding, returned to the Noteholder.

5.6 Taxes. All payments in respect of or relating to this Note by the Borrower shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any tax jurisdiction unless the withholding or deduction is required by law. If withholding or deduction is required by law, the Borrower shall pay such additional amounts as are necessary in order that the net amounts received by the Noteholder after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of or relating to this Note in the absence of the withholding or deduction.

6. Payment Mechanics.

6.1 Manner of Payments. All payments of interest, principal and fees shall be made in lawful money of the United States of America no later than 12:00 PM New York time on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

6.2 Application of Payments. Subject to Section 2.4, all payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

6.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.4 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

6.5 Repayment with Ocean Rig Shares. Amounts payable on the Maturity Date may, subject to compliance with any restrictions set forth in the ABN AMRO Facility Agreement, at the option of the Noteholder in its sole and absolute discretion, be required to be repaid, in whole or in part (such amount that is required to be repaid through delivery of Ocean Rig Shares, the “PIK Amount”), by delivery to the Noteholder of Ocean Rig Shares as set forth herein. Repayment of the PIK Amount shall be satisfied upon delivery to the Noteholder of Ocean Rig Shares having an aggregate value (based on each Ocean Rig Share having a value equal to the Exchange Price) equal to (a) the PIK Amount less (b) an amount equal to the difference between the aggregate amount of interest paid to date on the PIK Amount and the aggregate amount of interest that would have been payable to date on the PIK Amount had the PIK Amount accrued interest during such period at a rate that was at all times 3.5% less than the interest rate that was actually in effect during such period.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

7.1 Existence; Compliance With Laws. The Borrower is (a) a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and (b) in compliance with all Laws and Orders applicable to it or by which any of its properties or assets are bound.

7.2 Power and Authority. The Borrower has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

7.3 Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action and in accordance with all applicable Laws. The Borrower has duly executed and delivered this Note.

7.4 No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note.

7.5 No Violations. The execution and delivery of this Note and the consummation by the Borrower of the transactions contemplated hereby do not and will not (including, without limitation, after the giving of notice or the passage of time) (a) violate any provision of the Borrower’s organizational documents; (b) violate any Law or Order applicable to the Borrower or by which any of its properties or assets are bound; or (c) constitute a default or an event of default under any material agreement or contract by which the Borrower is bound.

7.6 Enforceability. This Note is a valid, legal and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effects of (a) bankruptcy, insolvency, reorganization, moratorium and similar laws effecting creditors’ rights generally and (b) general equitable principles (regardless of whether enforcement is sought in equity or at law).

7.7 No Litigation. No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to its knowledge, threatened by or against the Borrower or any of its property or assets (a) with respect to the Note or any of the transactions contemplated hereby or (b) that could reasonably be expected to have a Material Adverse Effect.

8. Affirmative Covenants. Until all amounts outstanding under this Note have been paid in full and the Commitment Period has ended, the Borrower shall, and shall unless otherwise specified cause each of its Subsidiaries to:

8.1 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its organizational existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.2 Compliance. Comply with (a) all of the terms and provisions of its organizational documents; (b) its obligations under its material contracts and agreements; and (c) all Laws and Orders applicable to it and its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.3 Payment Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books and such failure could not reasonably be expected to have a Material Adverse Effect.

8.4 Notice of Certain Events. As soon as possible and in any event within two (2) Business Days after it becomes aware that a Default or an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of the relevant default.

8.5 Use of Proceeds. Use the proceeds of the Loan to repay the Existing Debt.

8.6 Maintenance of Ocean Rig Shares. After the termination or repayment in full of the ABN AMRO Facility, the Borrower shall at all times maintain ownership and control of freely available Ocean Rig Shares (such shares to be free of impairments in accordance with Section 12.4) in an amount sufficient to satisfy in full the Noteholder’s exchange rights pursuant to Section 12 hereof if the Noteholder were to exchange the entire outstanding amount of the Loan for Ocean Rig Shares on the date of determination.

8.7 Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note.

8.8 Financial Covenants. The Borrower shall at all times maintain, on a consolidated basis, a:

(a)	Minimum Market Adjusted Equity Ratio of 20%;

(b)	Minimum Interest Cover Ratio of 2.05 to 1.00; and

(c)	Minimum Market Adjusted Net Worth of $1,000,000,000.

In this clause, the following definitions shall apply:

“Adjusted Equity” means, as of any compliance date, the value of the stockholders’ equity of the Group determined on a consolidated basis in accordance with GAAP and as shown in the consolidated balance sheets for the Borrower in the Applicable Accounts, adjusted by adding or subtracting (depending on whether the same is positive or negative) any difference between:

(a)	the value of Total Assets determined on a consolidated basis in accordance with GAAP and as shown in such consolidated balance sheets; and

(b)	the Market Value Adjusted Total Assets;

“Applicable Accounts” means, in relation to a compliance date or an accounting period, the consolidated balance sheets and related consolidated statements of stockholders’ equity, income and cash flows of the Borrower set out in the annual financial statements or interim financial statements prepared as of the compliance date or, as the case may be, the last day of the accounting period in question;

“EBITDA” means, for any accounting period, the consolidated net income of the Group for that accounting period:

(a)	plus, to the extent deducted in computing consolidated Net Income of the Group for that accounting period, the sum, without duplication, of:

(i) all federal, state, local and foreign taxes and tax distributions;

(ii) Net Interest Expenses; and

(iii) depreciation, depletion, amortisation of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortisation of debt discounts) and any extraordinary, exceptional or infrequently occurring losses not incurred in the ordinary course of business;

(b)	minus, to the extent added in computing consolidated net income of the Group for that accounting period, any non-cash income or non-cash gains and any extraordinary, exceptional or infrequently occurring gains not incurred in the ordinary course of business;

all determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Applicable Accounts;

“Group” means, together, the Borrower and its subsidiaries (direct or indirect);

“Interest Coverage Ratio” means, in relation to a compliance date or an accounting period, the ratio of (a) EBITDA for the most recent financial period of the Group ending on the compliance date to (b) the Net Interest Expenses for that financial period (calculated on a trailing 12-months basis);

“Market Adjusted Equity Ratio” means, in relation to a compliance date, the ratio of (a) the Adjusted Equity for the most recent financial period of the Group ending on the compliance date to (b) the aggregate of (i) Total Interest Bearing Liabilities and (ii) Adjusted Equity for that financial period;

“Market Value” means, in relation to each fleet vessel, the market value of the vessel as determined by the management of the Borrower;

“Market Value Adjusted Net Worth” means Paid-Up Capital plus General Reserves plus Retained Earnings adjusted to reflect the difference between the book values of the fleet vessels and the Market Values of all fleet vessels at any relevant time;

“Market Value Adjusted Total Assets” means, at any time, Total Assets adjusted to reflect the Market Value of all fleet vessel;

“Net Income” means, in relation to each financial year of the Borrower, the aggregate income of the Group appearing in the Applicable Accounts for that financial year less the aggregate of:

(a)	the amounts incurred by the Group during that financial year as expenses of its business;

(b)	depreciation, amortization and all interest in respect of all Financial Indebtedness of the Group paid by all members of the Group during that financial year;

(c)	Net Interest Expenses;

(d)	taxes; and

(e)	other items charged to the Borrower’s consolidated profit and loss account for the relevant financial year;

“Net Interest Expenses” means, as of any compliance date, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Group during that accounting period less interest income received, determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Applicable Accounts;

“Paid-Up Capital”, “General Reserves” and “Retained Earnings” have the meanings described to them in the Applicable Accounts;

“Total Assets” means, as of any compliance date, the aggregate value of all trade debtors and the value of all stock (valued in accordance with GAAP) and all other investments and other tangible and intangible assets of the Group properly included in the Applicable Accounts as “fixed assets” in accordance with GAAP but excluding any assets held on trust;

“Total Interest Bearing Liabilities” means, as of any compliance date, the consolidated total amount of the interest bearing Financial Indebtedness of the Group; and

“Total Liabilities” means, as of any compliance date, the aggregate Financial Indebtedness of the Group.

9. Negative Covenants. Until all amounts outstanding under this Note have been paid in full and the Commitment Period has ended, the Borrower shall not, and shall not unless otherwise specified permit any of its Subsidiaries to:

9.1 Compliance With Anti-Terrorism Regulations

(a)	(i) Violate any Anti-Terrorism Laws or (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering or (iii) permit any of its Affiliates to violate these laws or engage in these actions.

(b)	(i) Become a Blocked Person or (ii) permit any of its Affiliates to become a Blocked Person.

(c)	Conduct any business or engage in making or receiving any contribution of goods, services or money to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or (iv) permit any of its Affiliates to do any of the foregoing.

9.2 Merger. The Borrower shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction unless the surviving entity expressly agrees to assume and be bound by the Borrower’s obligations in connection with the Loan.

9.3 Dividends. While any amount is outstanding under this Note, the Borrower shall not make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital.

10. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

10.1 Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due or (b) interest, fees or any other amount when due and such failure continues for three (3) Business Days.

10.2 Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Borrower to the Noteholder herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

10.3 Breach of Covenants. The Borrower fails to observe or perform (a) any covenant, condition or agreement contained in Section 8.8 or (b) any other covenant, obligation, condition or agreement contained in this Note other than those specified in clause (a) above and Section 10.1 and such failure continues for 20 days.

10.4 Cross-Acceleration. Any amount (in excess of the Threshold Amount) of any of the Debt of the Borrower (other than debt arising under this Note) becomes due and payable by acceleration before its maturity.

10.5 Bankruptcy.

(a)	The Borrower commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b)	there is commenced against the Borrower any case, proceeding or other action of a nature referred to in Section 10.5(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 90 days;

(c)	there is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(d)	the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.5(a), Section l0.5(b) or Section 10.5(c) above; or

(e)	the Borrower is generally not able to, or admits in writing its inability to, pay its debts as they become due.

10.6 Judgments. One or more judgments or decrees shall be entered against the Borrower and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, in an amount in excess of the Threshold Amount.

10.7 Change of Control. The occurrence of a Change of Control.

11. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower (a) terminate its commitment to make the Advance hereunder; (b) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (c) exercise any or all of its rights, powers or remedies under this Note, the security documents entered into in connection herewith or applicable Law; provided, however that, if an Event of Default described in Section 10.5 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

12. Exchange. Subject to compliance with any restrictions set forth in the ABN AMRO Facility Agreement, this Note shall be exchangeable into Ocean Rig Shares on the terms and conditions set forth in this Section 12.

12.1 Exchange Right. At any time or times on or after the Funding Date, the Noteholder shall be entitled to exchange any portion of the outstanding amount of the Loan (any such amount, the “Exchange Amount”) for Ocean Rig Shares as set forth herein.

12.2 Exchange Rate. The Borrower’s obligation to deliver Ocean Rig Shares pursuant to this Section 12 shall be satisfied upon delivery to the Noteholder of Ocean Rig Shares having an aggregate value (based on each Ocean Rig Share having a value equal to the Exchange Price) equal to (a) the Exchange Amount less (b) an amount equal to the difference between the aggregate amount of interest paid to date on the Exchange Amount and the aggregate amount of interest that would have been payable to date on the Exchange Amount had the Exchange Amount accrued interest during such period at a rate that was at all times 3.5% less than the interest rate that was actually in effect during such period.

12.3 Adjustment of Exchange Price upon Subdivision or Combination of Shares. If Ocean Rig at any time on or after the Closing Date subdivides (by any share split, share dividend, recapitalization or otherwise) one or more classes of its outstanding Ocean Rig Shares into a greater number of shares, the Exchange Price in effect immediately prior to such subdivision will be proportionately reduced. If Ocean Rig at any time on or after the Closing Date combines (by combination, reverse share split or otherwise) one or more classes of its outstanding Ocean Rig Shares into a smaller number of shares, the Exchange Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 12.3 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 12.3 occurs during the period that an Exchange Price is calculated hereunder, then the calculation of such Exchange Price shall be adjusted appropriately to reflect such event. If Ocean Rig at any time on or after the Closing Date pays a share dividend on one or more classes of its then outstanding Ocean Rig Shares or otherwise makes a distribution on any class of capital stock that is payable in Ocean Rig Shares, the Exchange Price in effect immediately prior to such dividend or distribution shall be multiplied by a fraction of which the numerator shall be the number of Ocean Rig Shares outstanding immediately before such dividend or distribution and of which the denominator shall be the number of Ocean Rig Shares outstanding immediately after such dividend or distribution.

12.4 Free of Liens; Payment of Taxes. Any Ocean Rig Shares delivered to the Noteholder pursuant to this Section 12 or Section 6.6 shall be fully paid, non-assessable, and free and clear of any security interest, mortgage, pledge, lien, encumbrance or other claim. The Borrower shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Ocean Rig Shares pursuant to this Note.

13. Miscellaneous.

13.1 Notices. All notices, requests, or other communications required or permitted hereunder shall be given in writing by personal delivery, facsimile transmission or in electronic (i.e., “pdf” or “tif”) format, registered or certified mail, return receipt requested, postage prepaid, or nationally recognized overnight courier, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other in accordance with this Section 13.1:

If to Noteholder, to:

Alley Finance Co.

c/o Ocean Rig UDW Inc.

Tribune House, 2nd Floor

10 Skopa Street

Nicosia, Cyprus CY-1075

If to Borrower, to:

Athens Shipping Office

109 Kifisias Avenue and Sina Street

151 24 Marousi

Athens, Greece

All such notices and communications shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile transmission, on the date of such transmission (with receipt of transmission confirmed) if transmitted during normal business hours on a Business Day or, if not transmitted during business hours on a Business Day, the first Business Day thereafter, (c) in the case of delivery by overnight courier, on the Business Day following dispatch, (d) in the case of mailing, on the third Business Day following such mailing, and (e) in the case of an electronic transmission (i.e., “pdf” or “tif”), with emailed or telephonic confirmation of receipt.

13.2 Expenses; Indemnity. The Borrower shall reimburse the Noteholder on demand for all reasonable costs, expenses and fees (including reasonable expenses and fees of its counsel) incurred by the Noteholder in connection with the enforcement of the Noteholder’s rights hereunder. The Borrower agrees to indemnify, exonerate and hold harmless the Noteholder and its Affiliates and their successors and assigns, and each of their respective members, partners, managers, directors, officers, employees, agents, representatives (each an “Indemnified Party”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, attorneys’ fees, charges and disbursements) incurred by such Indemnified

Party (irrespective of whether any such Indemnified Party is a party of the action for which indemnification is sought) as a result of, arising out of, or relating to (a) any inaccuracy in or breach of the representations, warranties or covenants made by the Borrower herein, or (b) the entering into and performance of this Note by any of the Indemnified Parties or the use of the proceeds of the Loan by the Borrower; and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the foregoing losses, liabilities, deficiencies, costs, damages and expenses that is permissible under applicable law.

13.3 Governing Law. The parties hereto have agreed that the validity, construction, operation, and effect of any and all of the terms and provisions of this Note shall be determined and enforced in accordance with the substantive laws of the State of New York without giving effect to principles of conflicts of law thereunder.

13.4 Suits in New York; Consent to Jurisdiction; Waiver of Jury Trial. The Parties agree that any Proceeding arising out of or relating in any way to this Note or the transactions contemplated hereby shall be brought and enforced exclusively in the state courts of New York located in New York County, New York or the U.S. District Court located in the Southern District of New York. Each of the parties irrevocably (a) consents to the jurisdiction of the state courts of New York located in New York County, New York and the U.S. District Court located in the Southern District of New York in connection with any Proceeding arising out of or relating to this Note or the transactions contemplated hereby; (b) waives to the extent not prohibited by applicable Law and agrees not to assert in any such Proceeding that such Person is not personally subject to the jurisdiction of such courts, that the Proceeding is brought in an inconvenient forum or that the venue of the Proceeding is improper; (c) consents to service of process in any such Proceeding in any manner permitted by the Laws of the State of New York; and (d) agrees that the service thereof may be made by certified or registered mail directed to such Person at such Person’s address for purposes of notices hereunder. The provisions of this Section 13.4 shall not restrict the ability of any Party to enforce in any court any judgment obtained in the state courts of New York located in New York County, New York or the U.S. District Court located in the Southern District of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.5 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

13.6 Successors and Assigns.

(a) After the expiration of the Commitment Period, this Note may be assigned or transferred, in whole or in part, by the Noteholder (or any transferee) to any Person. The Borrower may not assign or transfer this Note or any of its rights or obligations hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties, their successors and permitted assigns.

(b) If this Note is to be assigned or transferred by the Noteholder to any Person, the Noteholder shall surrender this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Noteholder a new Note registered in the assignee’s or transferee’s name, representing the outstanding principal being transferred or assigned by the Noteholder and, if less than the entire outstanding principal is being transferred or assigned, a new Note to the Noteholder representing the outstanding principal not being assigned or transferred.

(c) After the expiration of the Commitment Period, the Noteholder may, at any time, without the consent of the Borrower, sell participations to one or more Persons in all or a portion of the Noteholder’s rights and obligations under this Note.

13.7 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

13.8 USA PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the US PATRIOT Act, and the Borrower agrees to provide such information from time to time to the Noteholder.

13.9 Interpretation. For purposes of this Note (a) the words “include,” “includes” and

“including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.10 Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

13.11 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

13.12 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.13 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.14 Acknowledgements. The Borrower hereby acknowledges that:

(a)	it has been advised by counsel in the negotiation, execution and delivery of this Note;

(b)	neither the Noteholder nor the Affiliates thereof have any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Note, and the relationship between the Noteholder, on the one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor;

(c)	no joint venture is created hereby or otherwise exists by virtue of any transactions contemplated hereby; and

(d)	neither the Noteholder nor the Affiliates thereof, nor any receiver or manager appointed by the Noteholder, shall have any liability to the Borrower for any loss caused by an exercise of rights under this Note or by any failure or delay to exercise such a right.

13.15 Amendment and Restatement. This Note shall amend and restate in its entirety the Original Note but shall not constitute a novation thereof and the parties hereto confirm that the provisions of the Original Note shall continue in full force and effect as modified by this Note. Each reference to the Original Note in any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

BORROWER

DRYSHIPS INC.

By
Name: Ziad Nakhleh
Title: Chief Financial Officer

NOTEHOLDER

ALLEY FINANCE CO.

By
Name: Geoffroy Gunet
Title: Attorney-in-fact

[SIGNATURE PAGE TO NOTE]

SK 23113 0013 6638825